Exhibit to Accompany
Sub-Item 77 (O) :  Transactions effected pursuant to Rule 10f-3
Form N-SAR
MASON STREET FUNDS
File Number:  811-07961
Period April 01, 2004 through September 30, 2004

Name of Issuer:  Accenture Ltd.
Date of Offering: 4/28/04
Date of Purchase: 4/28/04
Underwriter from whom purchased:  Morgan Stanley
"Affiliated Underwriter" in the syndicate:  Robert W. Baird
Aggregate principal amount of purchase: MS Asset Allocation $82,000; MS Growth Stock $249,000; MS Large Cap Core $247,000
Aggregate principal amount of offering: $50 million Public Offering Purchase price (net of fees and expenses): $23.50 / share
Commission, spread or profit:  $0.394 / share